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                                                           EXHIBITS 8.1 AND 23.2

                                        October 17, 2003

Household Consumer Loan Corporation II
2700 Sanders Road
Prospect Heights, Illinois 60070

                              Re: Registration Statement

Ladies and Gentlemen:

                  We have acted as special tax counsel to Household Consumer Loan Corporation II, a Delaware corporation (the "Company"), in connection with the Prospectus filed by the Company.

                  The term "Prospectus" means the prospectus and each prospectus supplement included in the Registration Statement. The term "Registration Statement" means (i) the Registration Statement on Form S-3, as amended, including the exhibits thereto, at the time it is declared effective and (ii) any post-effective amendment filed and declared effective prior to the date of issuance of the asset-backed securities registered thereby (the "Securities").

                  We have examined the question of whether the Securities will have the tax treatment described in the Prospectus. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of special tax counsel is not binding on the courts or the Internal Revenue Service (the "IRS").

                  In general, whether a transaction constitutes the issuance of indebtedness or the sale of assets for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth

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various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness or the sale of assets for federal income tax purposes, which we have reviewed as they apply to the transactions described on the Prospectus.

                  Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

                  (1) The Securities, assuming they are issued in accordance with the Prospectus, will have the federal income tax treatment described in the Prospectus.

                  (2) We hereby adopt and confirm the information appearing under the caption "Material Federal Income Tax Consequences" in the Prospectus and confirm that it represents our opinion with respect to the matters discussed therein.

                  This opinion is furnished by us as counsel to the Registrant. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP as special tax counsel in the Registration Statement and the related prospectus under the heading "Material Federal Income Tax Consequences."

                                                Very truly yours,

                                                /s/ Dewey Ballantine LLP
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                                                DEWEY BALLANTINE LLP